LOMAS SANTA FE CORPORATE CENTER II
                                ADDENDUM TO LEASE

     This Addendum to Lease ("Addendum") is made to the Lease dated as of October 20, 1997 ("Lease"), by and between PROPCO, LP, a California limited partnership ("Landlord") and BestWay USA, a Nevada corporation ("Tenant").

     Landlord and Tenant hereby agree that notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be a part of the Lease and shall supersede, to the extent appropriate, any contrary provision in the Lease. All references in the Lease and in this Addendum to "Lease" shall be construed to mean the Lease as amended and supplemented by this Addendum. All capitalized terms used in this Addendum unless specifically defined in this Addendum shall have the same meaning as the terms used in the Lease.

                                    AGREEMENT

     1. Term (Section 1.06). The first and second sentences of Section 1.6 are deemed replaced with the following:

          The Term shall be Sixty (60) full calendar months commencing upon the earlier of the following ("Commencement Date") (i) ninety (90) days following the date of this Lease and (ii) the date on which the Tenant Improvements have been substantially completed as evidenced by Tenant's receipt of the City of Solana Beach building inspection department's final approval of the Tenant Improvements to be constructed by Tenant within the Premises as described on Exhibit C attached to and made a part of this Lease and Tenant's telephone system is operational.

Furthermore, the following is deemed added to Section 1.06 of the Lease:

          Landlord hereby grants to Tenant one (1) option ("Renewal Option") to extend the initial Term of this Lease for a period of five (5) years ("Renewal Term"). The Renewal Option must be exercised, if at all, by written notice ("Option Notice") delivered by Tenant to Landlord not later than six (6) months prior to the end of the initial Term. Further, the Renewal Option shall not be deemed to be properly exercised if, as of the date of the Option Notice or at the end of the initial Term, Tenant (i) is in default under the Lease, (ii) has assigned all or any portion of this Lease or its interest therein or
          (iii) has sublet all or any portion of the Premises. Provided Tenant has properly and timely exercised the Renewal Option, the initial Term shall be extended by the Option Term, and all terms, covenants and conditions of the Lease shall remain unmodified and in full force and effect, except that the Minimum Monthly Rent shall be modified as set forth below.

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          The Minimum Monthly Rent payable for the Option Term shall be the fair market rental value of the Premises, as determined herein. Landlord shall determine fair market rental value by using its best good faith judgment in accordance with the criteria set forth below. As used herein, "fair market rental value" shall mean the projected prevailing market rental rates and other generally applicable economic terms and conditions which a willing, comparable, new non-renewal, non-equity tenant would pay, and which a willing landlord of a comparable office in the immediate market area of the Building would accept, projected to be paid as of the commencement of the Option Term for similar office space (improved with tenant improvements of substantially similar age, quality then existing in the Premises) situated in office buildings located in the immediate market area of the Building, taking into account items that professional real estate brokers customarily consider, including but not limited to, rental rates, office space availability, tenant size, tenant improvement allowances over building standard, free rent and any other concessions projected to be offered for such similar office space as of such date. Landlord shall use its best efforts to provide written notice of such amount not later than three (3) months prior to the expiration of the initial Term. Tenant shall have ten (10) days ("Tenant's Review Period") after receipt of Landlord's notice of the fair market rental value within which to accept such fair market rental value or to reasonably object thereto in writing. In the event Tenant objects to the fair market rental value submitted by Landlord, Landlord and Tenant shall attempt in good faith to agree upon such fair market rental value, using their best good faith efforts. If Landlord and Tenant fail to reach agreement on

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          such fair market  rental  value  within  fifteen  (15) days  following
          Tenant's Review Period (the "Outside Agreement Date"), then the Option Notice shall have no effect and this Lease shall expire at the end of the initial Term. Neither party shall have the right to have a court, arbitrator, or other third party set the Minimum Monthly Rent for the Option Term. Notwithstanding the foregoing, in no event shall the Minimum Monthly Rent for the Option Term be less than the scheduled
          Minimum Monthly Rent payable by Tenant during the calendar month immediately preceding the commencement of the Option Term.

     2. Security Deposit (Section 1.10). The following shall be added to the Security Deposit Section 1.10 of the Lease:

          Upon execution of this Lease, Tenant shall deliver to Landlord an unconditional and irrevocable letter of credit ("Letter of Credit"), in favor of Landlord, in a form substantially the same as Exhibit G which is attached hereto, for the principal sum totaling Fifty Thousand Dollars ($50,000.00) which Tenant shall maintain and keep in force until the expiration of the Term of this Lease (including any extension or renewals thereof), as security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this by Tenant to be kept and performed. Within thirty
          (30) days prior to the expiration of the Letter of Credit, Tenant shall provide Landlord with evidence satisfactory to Landlord, evidencing the renewal of the Letter of Credit for the following year. Tenant's failure to maintain said Letter of Credit and failure to provide the assurances set forth herein shall constitute a material breach of this Lease and entitle Landlord to draw upon the Letter of Credit as provided for herein.

          In the event Tenant fails to pay any amount due under this Lease when due ("Monetary Default"), and such Monetary Default continues for a period of five (5) days after Tenant's receipt of written notice by Landlord of such Monetary Default, or if Tenant fails to perform any other covenant or condition of this ("Non-Monetary Default") and Tenant does not commence to cure, and thereafter diligently prosecute curing such Non-Monetary Default, within thirty (30) days of receipt of written notice from Landlord, Landlord shall be entitled to draw upon the principal amount of said Letter of Credit to cure any default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of such default and Landlord shall have the right, thereafter, to hold such funds or the balance of the Term of this Lease (including any extensions or renewals thereof) in accordance with the provisions of this section.

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          Under no  circumstances  shall  Tenant  have the  right to apply  said
          Letter of Credit against all or a portion of Tenant's payment obligations under this Lease, without the prior written consent of Landlord. Any of the provisions of this section to the contrary notwithstanding, should Landlord draw upon the Letter of Credit, Landlord shall thereafter hold such funds for the balance of the Term of this Lease (including any extensions or renewals thereof), except as such funds are applied in accordance with the terms hereof, in a separate interest bearing account with interest accruing to the benefit of Landlord. Prior to Landlord making a draw of the principal amount of said Letter of Credit, Tenant shall be entitled to notices of default and the rights to cure which are provided for in this Lease.

          Should Landlord apply all or part of the Letter of Credit in accordance with the terms hereof, Tenant shall, upon written demand from Landlord, immediately pay Landlord, in cash or other form acceptable to Landlord, an amount sufficient to return the principal sum of the Letter of Credit to the amount provided for herein. Failure to do so by Tenant shall constitute a material default hereunder. Should Tenant fail to replace a Letter of Credit as required hereunder, Landlord shall have the right to draw down the Letter of Credit and to hold such funds pursuant this section until such time as Tenant provides Landlord with a replacement Letter of Credit.

          Notwithstanding anything contained to the contrary in this Paragraph 2, if during the initial Thirty-sixth (36) months of the Term of this Lease no material and uncured event of default by Tenant has occurred under this Lease, Tenant shall have the right to replace the Letter of Credit with a cash Security Deposit in the amount of Ten Thousand Dollars ($10,000.00). The cash Security Deposit shall be governed by the provisions of Section 3.3 of the Lease.

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     3. Minimum Monthly Rent (Section 1.11.2). Subsection 1.11.2 shall be deemed deleted and the following shall be deemed inserted in place thereof:

          MONTH OF TERM            MINIMUM MONTHLY RENT
          01 - 12                       $8,384.00
          13 - 24                       $8,719.78
          25 - 36                       $9,068.57
          37 - 48                       $9,431.31
          49 - 60                       $9,808.56

Provided Tenant shall not be in default under any term, covenant or condition under this Lease, Tenant shall be entitled to a credit against Minimum Monthly Rent ("Rent Credit"), commencing with the Thirty-seventh (37th) month of the Term, in an amount equal to the actual and verified costs paid by Tenant in connection with Tenant's construction of the Tenant Improvements in accordance with Exhibit C attached to this Lease. The Rent Credit shall not exceed $40,050.00 (i.e., $10.00 per Useable Square Foot of Floor Area within the Premises) and shall be amortized in equal monthly installments, without interest, over the 37th - 60th months of the Term. To illustrate the foregoing, assume that Tenant utilized the entire Rent Credit (i.e., $40,050.00). In such case, the monthly Rent Credit would be $1,668.75 commencing with the 37th month of the Term and continuing thereafter until expiration of the 60th month of the Term.

     4. Early Occupancy (Section 2.3). Section 2.3 is deemed deleted and Tenant shall be permitted access to the Premises for the purpose of constructing the Tenant Improvements in accordance with Exhibit C attached to this Lease upon (i) Landlord and Tenant's mutual execution of this Lease, (ii) Landlord's receipt of Tenant's first installment of Minimum Monthly Rent, (ii) Landlord's receipt of the Letter of Credit described in Paragraph 2 of this Addendum, and (iii) Landlord's receipt of the Certificate of Insurance required by Article 14 of this Lease.

     5. Adjustments to Minimum Monthly Rent (Section 3.2). Section 3.2 shall be deemed deleted.

     6. Vehicle  Parking  (Section  19.3.1).  The first and second  sentences of
Section 19.3.1 are deemed replaced with the following:

          Tenant shall be entitled to the use of the number of vehicle parking spaces set forth in Section 1.14 of the Fundamental Lease provisions.

     7. Building Planning (Article 25). The first paragraph of Article 25 is deemed deleted.

     8. Tenant Improvement Agreement (Exhibit C). Sections 4,5,6,7, 10 and 17 are deemed deleted and Tenant shall construct the Tenant Improvements substantially in accordance with the Preliminary Floor Plan prepared by William
E. Smith & Associates dated October 10, 1997, a copy of which is attached to and made a part of this Lease as Exhibit H. Tenant shall use Burger Construction and Property Services as Tenant's Contractor.

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     9.  Effectiveness  of Lease.  Except as and to the extent  modified by this
Addendum, all provisions of the Lease shall remain in full force and effect.

LANDLORD                                         TENANT

PROPCO, LP,                                      BestWay USA,
a California limited partnership                 A Nevada corporation

By:  Lomas Santa Fe Development
     Corporation, a California
     Corporation (General Partner)


By:___________________________                   By:___________________________
Name:  Samuel B. Williams                        Name:  Bryant Cragun
Title: President                                 Title: Chief Executive Officer